February 16, 2007

Mr. Paul Butler

65 Shornecliff Rd

Newton, MA 02458

Dear Paul,

I am pleased to offer you the position of Vice President, Worldwide Sales with Network Engines, Inc. In this position, you will report directly to Greg Shortell, President and CEO.

Your base salary will be $5,000 paid on a bi-weekly basis. In addition, you will be eligible for an Incentive Compensation Plan that will be targeted at $140,000 per year upon achievement of the plan.

Network Engines offers health, dental, life and disability insurance for those employees and their families who are insurable under the standard terms and conditions of the insurance underwriters used by the Company. We reserve the right to add, delete or modify benefits in the future. A summary of our current benefits, including vacation and holidays, is enclosed with this letter.

Subject to the approval of our Board of Directors, you will be granted an option to purchase 150,000 shares of Network Engines, Inc. common stock subject to the terms and conditions of Network Engines' 1999 Stock Incentive Plan (the "Plan"). The exercise price will be determined by the Board of Directors. The options are expected to vest 25% of the original number of shares on the first anniversary of your employment date and an additional 6.25% of the original number of shares at the end of each successive full three-month period following the first anniversary of your employment date until the fourth anniversary of the employment date. The option will be evidenced by a separate option agreement embodying these terms. While this paragraph describes your option grant, the grant will at all times be subject to the terms of the Plan. Neither the grant of this option nor the option period should be construed as implying any specific length of employment.

In the event you are asked to resign from the Company for reasons other than "cause" (as typically defined in such agreements), you will be entitled to six months of salary (without bonus) payable in due course over the subsequent six months from the date of termination, in accordance with Company payroll practices.

The above offer is contingent upon your signing the enclosed standard Network Engines' Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. This letter shall not be construed as an agreement, express or implied, to employ you for any stated term, and does not alter the at-will nature of employment at Network Engines. This letter supersedes all prior understanding, whether written or oral, relating to the terms of your employment.

Additionally, federal law requires that you provide us with legal identification, and if applicable, right to work documents, within three (3) days of your date of hire. Please bring these documents with you on your first day of work. Attached is the list of documents you may use for this purpose.

Network Engines maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

This offer will expire at 5:00 p.m. on February 20, 2007. Please indicate your acceptance of this offer by signing and returning this letter.

Paul, we are looking forward to having you join us and believe you can make a significant contribution to the growth and success of Network Engines.

Sincerely,

Carol Walsh

Manager, Human Resources

ACCEPTED BY: _____/s/ Paul D. Butler_________________ DATE: __2/26/07___________

Paul D. Butler

START DATE: ____2/26/07_